Exhibit 99.1

TerraForm Power Consent Solicitation Proposal

	Company Proposal (8/17/16)
Fee	▪ 50bps upfront payment for 90-day extension ▪ No withholding tax applicable to fee
Change of Control	▪ Change of control threshold remains 50%; ratings downgrade requirement eliminated ▪ If third party acquires between 35-50%, then company may offer to repurchase the bonds at 101 – If company does not commence such an offer within 3 months of 35-50% acquisition, then interest rate increases by 100bps
Interest Rate	▪ 50bps permanent increase – Call premiums adjusted accordingly per the attached schedule ▪ Special interest rate payable during the 90-day extension period equal to then-current rate plus 300bps (regardless of whether reporting covenants have then been complied with by the Company or the Company has then publicly announced a board approved M&A transaction with an offer to repurchase bonds at 101 or greater) – No impact to call premiums
Record Date	▪ Record date moved to the date that is three business days prior to commencement of consent solicitation
Other	▪ Legal costs reimbursed pursuant to Amended and Restated Reimbursement Agreement, dated August 10, 2016, between Dechert LLP and the Company ▪ Compliance with reporting covenants is tolled if the Company publicly announces a board-approved binding M&A transaction with an offer to repurchase bonds at 101 or greater; provided that such tolling shall cease in the event that such M&A transaction has not been consummated within 6 months of such announcement. If the M&A transaction has been consummated within 6 months of such announcement, (a) historical compliance with reporting covenant will be waived and (b) the Company will be required to comply with the reporting covenants on a going-forward basis, beginning for quarterly reports with the first full quarter that is at least three months after consummation of such M&A transaction and for annual reports with the first full fiscal year after consummation of such M&A transaction

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2 Call Premiums Schedule Call Prices Old Premium Bond Series Call Date Old Coupon Old Call Price as % of Coupon New Coupon New Call Price 2023 Bond 2018 5.875 104.406 75% 6.375 104.781 2023 Bond 2019 5.875 102.938 50% 6.375 103.188 2023 Bond 2020 5.875 101.469 25% 6.375 101.594 2025 Bond 2020 6.125 103.063 50% 6.625 103.313 2025 Bond 2021 6.125 102.042 33% 6.625 102.2087 2025 Bond 2022 6.125 101.021 17% 6.625 101.1043 Equity Claw Bond Series Old Claw Price New Claw Price 2023 Bond 105.875 106.375 2025 Bond 106.125 106.625 �(�[�K�L�E�L�W�����